As filed with the Securities and Exchange Commission on October 13, 2005.
Registration No. 333-128108

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MARITRANS INC.
(Exact name of registrant as specified in its charter)

Delaware	51-0343903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Harbour Place
302 Knights Run Avenue
Suite 1200
Tampa, Florida 33602
(813) 209-0600
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jonathan P. Whitworth
Maritrans Inc.
Chief Executive Officer
Two Harbour Place
302 Knights Run Avenue
Suite 1200
Tampa, Florida 33602
(813) 209-0600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Howard L. Meyers
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103-2921
(215) 963-5000

      Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑
      If this Form is filed to register additional securities for an offering pursuant to Rule 462 under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. No securities described in this prospectus can be sold until the registration statement that we filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 13, 2005
$450,000,000
MARITRANS INC.
Common Stock
Debt Securities

        This prospectus relates to common stock and debt securities, including debt securities convertible into common stock that we, Maritrans Inc., may sell from time to time in one or more offerings. The aggregate public offering price of the securities we may sell in these offerings, including any debt securities issued with any original issue discount, will not exceed $450,000,000. This prospectus will allow us to issue securities over time. We will provide a prospectus supplement each time we issue securities, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this document. You should read this prospectus and each applicable prospectus supplement carefully before you invest.
      Our common stock is listed on the New York Stock Exchange under the symbol “TUG”. The last reported sale price of our common stock on the New York Stock Exchange on October 12, 2005 was $29.30 per share.

      Investing in our securities involves risk. See “Risk Factors” beginning on page 4 of this prospectus. You should read carefully this document and any applicable prospectus supplement before you invest.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           , 2005.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell common stock and debt securities in one or more offerings. The aggregate public offering price of the securities we sell in these offerings, including any debt securities issued with any original issue discount, will not exceed $450,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplements together with the additional information described below under the heading “Where You Can Find More Information” before you decide whether to invest in the securities.
      You should rely only upon the information contained in, or incorporated into, this prospectus and the applicable prospectus supplements that contain specific information about the securities we are offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.
      Except as otherwise provided in this prospectus, unless the context otherwise requires, references in this prospectus to “we,” “us” and “our” refer to Maritrans Inc. and its subsidiaries. To understand our offering of these securities fully, you should read this entire document carefully, including particularly the “Risk Factors” section and the documents identified in the section titled “Where You Can Find More Information,” as well as the applicable prospectus supplements that contain specific information about the securities we are offering.
FORWARD-LOOKING STATEMENTS
      Certain statements in this prospectus, or incorporated by reference in this prospectus, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to present or anticipated utilization, future revenues and customer relationships, capital expenditures, future financings, and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, growth, performance, earnings per share or achievements to be materially different from any future results, levels of activity, growth, performance, earnings per share or achievements expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as “may,” “seem,” “should,” “believe,” “future,” “potential,” “estimate,” “offer,” “opportunity,” “quality,” “growth,” “expect,” “intend,” “plan,” “focus,” “through,” “strategy,” “provide,” “meet,” “allow,” “represent,” “commitment,” “create,” “implement,” “result,” “seek,” “increase,” “establish,” “work,” “perform,” “make,” “continue,” “can,” “will,” “include,” or the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this prospectus. The forward-looking statements are subject to a number of risks and uncertainties including those discussed herein under “Risk Factors” and include the following:

•	demand for, or level of consumption of, oil and petroleum products;

•	future spot market charter rates;

•	ability to attract and retain experienced, qualified and skilled crewmembers;

•	competition that could affect our market share and revenues;

•	risks inherent in marine transportation;

•	the cost and availability of insurance coverage;

•	delays or cost overruns in the building of new vessels, the double-hulling of our remaining single-hull vessels and scheduled shipyard maintenance;

•	decrease in demand for lightering services;

•	environmental and regulatory conditions;

•	reliance on a limited number of customers for revenue;

•	the continuation of federal law restricting United States point-to-point maritime shipping to U.S. vessels (the Jones Act);

•	asbestos related lawsuits;

•	fluctuating fuel prices;

•	high fixed costs;

•	capital expenditures required to operate and maintain a vessel may increase due to government regulations;

•	reliance on unionized labor; and

•	our employees are covered by federal laws that may subject us to job-related claims.
      Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this prospectus, the documents that we incorporate by reference in this prospectus and any applicable prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus, the documents that we incorporate by reference in this prospectus and any applicable prospectus supplement. Except for our ongoing obligations to disclose material information under the federal securities laws, we are not obligated to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

MARITRANS INC.
      Maritrans Inc. is a U.S. based company with a 77-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. With 16 vessels, Maritrans has the largest fleet of vessels in its size category and one of the largest serving the U.S. coastwise trade. As of October 1, 2005, our fleet consists of five oil tankers and eleven oceangoing married tug/barge units with an aggregate oil-carrying capacity of approximately 3.9 million barrels, of which 63 percent is double-hulled. Maritrans has two primary areas of focus: transporting refined products in the Gulf of Mexico to growth areas such as Florida and supplying Philadelphia area refineries with crude oil lightering from large foreign tankers.
      Our principal executive offices are located at Two Harbour Place, 302 Knights Run Avenue, Suite 1200, Tampa, Florida 33602, and our telephone number is 813-209-0600. We also maintain an office in the Philadelphia area. Our website may be accessed at www.maritrans.com. Neither the contents of our website, nor any other website that may be accessed from our website, is incorporated in or otherwise considered a part of this prospectus or any prospectus supplement.

RISK FACTORS
      Before you invest in our securities, you should be aware that there are various risks in such an investment, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference in this document before purchasing our securities.

A decline in demand for, or level of consumption of, crude oil and refined petroleum products, particularly in the Atlantic Coast and Gulf Coast regions, could cause demand for our services to decline, which would decrease our revenues and profitability.
      The demand for our services is influenced by a number of factors, including:

•	the demand for refined petroleum products;

•	competition from foreign imports of refined petroleum products and alternative sources of energy, such as natural gas;

•	alternate transportation methods, including use of pipelines;

•	demands for refined petroleum product movements from the U.S. Gulf Coast refining centers to the U.S. West Coast;

•	global and regional economic and political conditions;

•	changes in seaborne and other transportation patterns, including changes in the distances that cargoes may be economically transported; and

•	environmental concerns.
      Any of these factors could adversely affect the demand for our services or the rates we are able to charge our customers. Any decrease in demand for our services or decrease in the rates we are able to charge our customers could adversely affect our business, financial condition and results of operations.
      In addition, we operate our tank vessels in the Atlantic Coast and Gulf Coast regions, markets that have historically exhibited seasonal variations in demand and, as a result, in charter rates. Movements of certain clean oil products, such as motor fuels, generally increase during the summer driving season. Movements of black oil products and certain clean oil products, such as heating oil, generally increase during the winter months. Unseasonably mild winters may result in significantly lower demand for heating oil in the northeastern United States. In addition, unpredictable weather patterns and variations in oil reserves disrupt vessel scheduling. Seasonality could materially affect our business, financial condition and results of operations in the future.

If spot market rates were to decline substantially, our revenue and results of operations could be adversely affected.
      Beginning in the second half of 2004, we shifted our deployment strategy and allocated more of our vessels to spot market charters. Vessels in the spot market are chartered in one-time open market transactions where services are provided at current market rates. As opposed to vessels under term contract charter, where rates are fixed for the life of the contract and delays in utilization are typically borne by the customer, vessels in the spot market are at risk to fluctuating rates and declining utilization levels based on the demand for Jones Act vessels. If demand for Jones Act vessels were to decrease, spot market rates would most likely decrease, which would result in a decrease in our spot market revenue. A significant decrease in our spot market revenue could adversely affect our revenues and results of operations.

We depend on attracting and retaining experienced, qualified and skilled crewmembers to operate our vessels.
      Our ability to operate our vessels depends on our ability to attract and retain experienced, qualified and skilled crewmembers. Our crewmembers have an average of approximately 20 years of industry experience, 13 years of service with us and eight years in their current position. One consequence of the length of tenure of our crewmembers is that those serving in senior positions are approaching retirement age. Given the amount of experience that our senior crewmembers must have both in the industry and on our vessels, we cannot assure you that we will be able to identify and develop qualified replacements when needed. If we are unable to identify and develop qualified replacements when needed, we may not be able to operate our vessels, which would cause a disruption to our business.

Increased competition in the markets we serve could result in reduced profitability and loss of market share for us.
      Contracts for our vessels are generally awarded on a competitive basis, and competition in the markets we serve is intense. The most important factors determining whether a contract will be awarded include:

•	availability and capability of the vessels;

•	ability to meet the customer’s schedule;

•	price;

•	safety record;

•	ability to satisfy the customer’s vetting requirements;

•	reputation, including perceived quality of the vessel; and

•	experience.
      We also face competition from refined petroleum product pipelines. Long-haul transportation of refined petroleum products is generally less costly by pipeline than by tank vessel. The construction of new pipeline segments to carry petroleum products into our markets, including pipeline segments that connect with existing pipeline systems, the expansion of existing pipelines and the conversion of existing non-refined petroleum product pipelines, could adversely affect our ability to compete in particular locations.

Marine transportation has inherent operating risks, and our insurance may not be adequate to cover our losses.
      Our vessels and their cargoes are at risk of being damaged or lost because of events such as:

•	marine disasters;

•	bad weather;

•	mechanical failures;

•	grounding, fire, explosions and collisions;

•	human error; and

•	war and terrorism.
      All of these hazards can result in death or injury to persons, loss of property, environmental damages, delays or rerouting. We carry insurance to protect against most of the accident-related risks involved in the conduct of our business. Nonetheless, risks may arise against which we are not adequately insured. For example, a catastrophic spill could exceed our insurance coverage and have a material adverse effect on our operations. Similarly, a terrorist attack on one or more of our vessels could have a material adverse effect on our financial condition, results of operations or cash flows. Although we currently maintain the maximum War Risk and Terrorism liability insurance coverage that is available through The West of England Ship Owners

Mutual Insurance Association (Luxembourg), if an incident was deemed to be a terrorist attack, the maximum coverage would be $500,000,000 per incident plus any hull value, which could prove to be insufficient. In addition, we may not be able to procure adequate insurance coverage at commercially reasonable rates in the future, and we cannot guarantee that any particular claim will be paid. In the past, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable. Changes in the insurance markets attributable to terrorist attacks may make certain types of insurance more difficult for us to obtain. Moreover, the insurance that may be available to us may be significantly more expensive than our existing insurance coverage. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital. Furthermore, even if insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss.
      We do not carry loss-of-hire insurance, which covers the loss of revenue during extended vessel off-hire periods, such as for unscheduled shipyard maintenance due to damage to the vessel from accidents. Accordingly, any loss of a vessel or extended vessel off-hire, due to accident or otherwise, could have a material adverse effect on our business, results of operations and financial condition.

Delays or cost overruns in building new vessels, the double-hulling of our remaining single-hulled barges or in the scheduled shipyard maintenance of our other barges could adversely affect our results of operations.
      In order to comply with the provisions of the Oil Pollution Act of 1990, which we refer to as OPA, we are required to rebuild or retire our existing single-hulled barges by 2015, or earlier depending on vessel size and age. To date, we have successfully rebuilt six of our single-hulled barges to a double-hull design configuration, which complies with OPA, using our patented double-hulling process. During July 2005, we awarded contracts to rebuild two of our remaining three single-hull barges to double-hull configurations. In addition, two of our barges were originally constructed with double hulls. As of October 1, 2005, approximately 63 percent of our fleet capacity is double-hulled. In addition, each of our vessels undergoes scheduled, and on occasion unscheduled, shipyard maintenance. Each of our barges represents approximately 5 to 7 percent of our total fleet capacity, which will be removed from revenue generating service during the double-hulling or shipyard maintenance of that vessel. In each of December 2005, July 2006 and July 2008, a single-hulled tanker will reach the OPA-mandated retirement date and will no longer be able to transport petroleum products. The timing of when we take a barge or tanker out of service for double-hulling or shipyard maintenance is determined by a number of factors, including regulatory deadlines, market conditions, shipyard pricing, shipyard availability and customer requirements.
      Building new vessels, rebuilding our existing single-hulled barges and scheduled shipyard maintenance of our other barges may be subject to the risks of delay or cost overruns caused by one or more of the following:

•	unforeseen quality or engineering problems;

•	work stoppages;

•	weather interference;

•	unanticipated cost increases;

•	delays in receipt of necessary materials or equipment; and

•	inability to obtain the requisite permits, approvals or certifications from the U.S. Coast Guard and the American Bureau of Shipping upon completion of work.
      Significant delays and cost overruns could materially increase our expected contract commitments, which would have an adverse effect on our revenues, borrowing capacity and results of operations. Furthermore, delays would result in vessels being out-of-service for extended periods of time, and therefore not earning any revenue, which could have a material adverse effect on our revenues, financial condition and results of operations.

A decrease in the demand for our lightering services resulting from the deepening of the Delaware River or conditions affecting the Delaware Bay refineries could adversely affect our business and results of operations.
      We perform lightering services for inbound tankers carrying crude oil or petroleum products up the Delaware River to refineries in the Delaware Bay. Legislation approved by the U.S. Congress in 1992 authorized the U.S. Army Corps of Engineers to deepen the Delaware River between the river’s mouth and Philadelphia. If this project is funded and completed, and if refineries dredged their private channels, it would significantly reduce our lightering business by allowing arriving ships to proceed up the river with larger loads. In addition, our lightering business would be adversely affected if any of the Delaware Bay refineries were shut down or scaled back their operations in any material respect. The reduction of lightering revenues resulting from a completed channel deepening project or conditions affecting the Delaware Bay refineries may have an adverse affect on our business and results of operations.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.
      Increasingly stringent federal, state and local laws and regulations governing worker health and safety and the manning, construction and operation of vessels significantly affect our operations. Many aspects of the marine industry are subject to extensive governmental regulation by the U.S. Coast Guard, the National Transportation Safety Board, the U.S. Customs Service and the U.S. Maritime Administration and to regulation by private industry organizations such as the American Bureau of Shipping. The U.S. Coast Guard and the National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and recommend improved safety standards. The U.S. Coast Guard is authorized to inspect vessels at will.
      Our operations are also subject to federal, state, local and international laws and regulations that control the discharge of pollutants into the environment or otherwise relate to environmental protection. Compliance with such laws, regulations and standards may require installation of costly equipment or operational changes. Failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Some environmental laws impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Under OPA, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-mile exclusive economic zone around the United States. Additionally, an oil spill could result in significant liability, including fines, penalties, criminal liability and costs for natural resource damages. The potential for these releases could increase as we increase our fleet capacity. Most states bordering on a navigable waterway have enacted legislation providing for potentially unlimited liability for the discharge of pollutants within their waters.

We rely on a limited number of customers for a significant portion of our revenues. The loss of any of these customers could adversely affect our business and operating results.
      The portion of our revenues attributable to any single customer changes over time, depending on the level of relevant activity by the customer, our ability to meet the customer’s needs and other factors, many of which are beyond our control. In 2004, approximately 90% of our revenue was generated from 10 customers. Contracts with Sunoco, Inc., ChevronTexaco and TransMontaigne accounted for approximately 20%, 14% and 13%, respectively, of our 2004 revenue. If we were to lose any of these customers or if any of these customers significantly reduced its use of our services, our business and operating results could be adversely affected.

Our business would be adversely affected if we failed to comply with the Jones Act provisions on coastwise trade, or if these provisions were repealed and if changes in international trade agreements were to occur.
      We are subject to the Jones Act and other federal laws that restrict maritime transportation between points in the United States (known as marine cabotage services or coastwise trade) to vessels built and registered in the U.S. and owned and manned by U.S. citizens. We are responsible for monitoring the ownership of our common stock and other partnership interests to insure compliance with the Jones Act. If we do not comply with these restrictions, we would be prohibited from operating our vessels in U.S. coastwise trade, and under certain circumstances we would be deemed to have undertaken an unapproved foreign transfer, resulting in severe penalties, including permanent loss of U.S. coastwise trading rights for our vessels, fines or forfeiture of the vessels.
      Additionally, the Jones Act restrictions on the provision of maritime cabotage services are subject to exceptions under certain international trade agreements, including the General Agreement on Trade in Services and the North American Free Trade Agreement. If maritime cabotage services were included in the General Agreement on Trade in Services, the North American Free Trade Agreement or other international trade agreements, or if the restrictions contained in the Jones Act were otherwise repealed or altered, the transportation of maritime cargo between U.S. ports could be opened to foreign-flag or foreign-manufactured vessels. On two occasions during 2005, the U.S. Secretary of Homeland Security, at the direction of the President of the United States, issued limited waivers of the Jones Act for the transportation of petroleum and petroleum products in light of the extraordinary circumstances created by Hurricane Katrina and Hurricane Rita on Gulf Coast refineries and petroleum product pipelines. During the past several years, interest groups have lobbied Congress to repeal the Jones Act to facilitate foreign flag competition for trades and cargoes currently reserved for U.S.-flag vessels under the Jones Act and cargo preference laws. We believe that continued efforts will be made to modify or repeal the Jones Act and cargo preference laws currently benefiting U.S.-flag vessels. Because foreign vessels may have lower construction costs, wage rates and operating costs, this could significantly increase competition in the coastwise trade, which could have a material adverse effect on our business, results of operations and financial condition.

We are a defendant in numerous asbestos-related lawsuits.
      We are a defendant in numerous lawsuits filed alleging unspecified damages for exposure to asbestos and, in most of these cases, tobacco smoke. Additional litigation relating to these matters may be commenced in the future. The status of many of these claims is uncertain and it is not possible to predict or determine the ultimate outcome of all pending and any subsequently filed claims. Although we believe that any material liability would be adequately covered by our existing insurance, it is possible that an adverse outcome, whether individually or in the aggregate, could have an adverse effect on our business, financial condition and results of operations.

An increase in the price of fuel may adversely affect our business and results of operations.
      The cost of fuel used to power our vessels is a significant component of our operating expenses. Economic and political factors can affect fuel prices. We have recently experienced significant increases in the cost of fuel we purchase to be used in our operations. We have been able to pass a portion of these increases on to our customers pursuant to the terms of our charters. However, because of the competitive nature of our industry, there can be no assurances that we will be able to pass on current or any future increases in fuel prices. If fuel prices continue to increase and we are not able to pass such increases on to our customers, then our business and results of operations may be adversely affected.

We have high levels of fixed costs that will be incurred regardless of our level of business activity.
      Our business has high fixed costs, including crew costs, routine maintenance costs, insurance and other costs that continue even if our vessels have out-of-service time, and downtime or low productivity due to reduced demand, weather interruptions or other causes can have a significant negative effect on our operating results and financial condition.

Capital expenditures and other costs necessary to operate and maintain a vessel may increase due to changes in governmental regulations and safety or other equipment standards.
      Changes in governmental regulations and safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make additional expenditures. For example, we may be required to make significant expenditures for alterations or the addition of new equipment to satisfy requirements of the U.S. Coast Guard and the American Bureau of Shipping. In addition, we may be required to take our vessels out of service for extended periods of time, with corresponding losses of revenues, in order to make such alterations or to add such equipment.
      In order to fund these capital expenditures, we will utilize internally generated funds, incur borrowings or raise capital through the sale of debt or equity securities. Our ability to access the capital markets for future offerings may be limited by our financial condition at the time as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for necessary future capital expenditures could limit our ability to continue to operate some of our vessels and could have a material adverse effect on our business and on our ability to make distributions to stockholders.

We depend on unionized labor for the provisions of our services and we may not be able to negotiate collective bargaining agreements on terms favorable to us. Any work stoppages could disrupt our business.
      Our operations are heavily dependent on unionized labor and we have collective bargaining agreements with two different unions. Maintenance of satisfactory labor relations is important to our operations. At September 30, 2005, 100% of our seagoing employees were affiliated with maritime unions, approximately 67% of whom were subject to collective bargaining agreements and approximately 33% of whom were in the union for benefits only. We have recently entered into a tug/barge supplement to the collective bargaining agreement, which expires March 31, 2008, and which will result in an increase in crew expenses during the remainder of 2005. The tankers supplement to the collective bargaining agreement with unlicensed personnel expires on May 31, 2006, and the collective bargaining agreement with licensed non-supervisory seagoing employees expires on October 8, 2007. There is no assurance that we will be able to negotiate new collective bargaining agreements on terms favorable to us upon expiration of the current agreements. If we are not able to negotiate favorable terms, we may be at a competitive disadvantage. A protracted strike or similar action by a union could have a material adverse effect on our results of operations or financial condition.

Our seagoing employees are covered by federal laws that may subject us to job-related claims in addition to those provided by state laws.
      All of our seagoing employees are covered by provisions of the Jones Act and general maritime law. These laws typically operate to make liability limits established by state workers’ compensation laws inapplicable to these employees and to permit these employees and their representatives to pursue actions against employers for job-related injuries in federal courts. Because we are not generally protected by the limits imposed by state workers’ compensation statutes, we have greater exposure for claims made by these employees as compared to employers whose employees are not covered by these provisions.
USE OF PROCEEDS
      We will use the net proceeds from the sale of the securities for general business purposes, including debt repayment, future acquisitions, capital expenditures and working capital. Pending the application of the net proceeds, we may invest the proceeds in short-term interest-bearing instruments or other investment grade securities. We will describe the use of the proceeds for any particular offering of securities in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES
      Our ratio of earnings to fixed charges for the periods indicated below were as follows:

	Six Months
	Ended
	June 30,	Year Ended December 31,

	2005	2004	2003	2002	2001	2000

Ratio of earnings to fixed charges	9.57	4.42	6.99	6.03	3.44	2.07
      The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For the purpose of this computation, earnings have been calculated by adding pre-tax income from continuing operations, fixed charges and amortized capitalized interest. Fixed charges consist of interest cost, whether expensed or capitalized and amortized debt expenses.
DESCRIPTION OF DEBT SECURITIES
      This prospectus describes the general terms and provisions of the debt securities we may offer and sell by this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.
      We may offer under this prospectus up to $450,000,000 in aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $450,000,000. We may offer debt securities in the form of either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” Unless otherwise specified in a prospectus supplement, the senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt.
      The debt securities will be issued under an indenture between us and a trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We have summarized the general features of the debt securities to be governed by the indenture. The summary is not complete. The executed indenture will be incorporated by reference from a current report on Form 8-K. We encourage you to read the indenture, because the indenture, and not this summary, will govern your rights as a holder of debt securities. Capitalized terms used in this summary will have the meanings specified in the indenture. References to “we,” “us” and “our” in this section, unless the context otherwise requires or as otherwise expressly stated, refer to Maritrans Inc., excluding its subsidiaries.
General
      The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.
      We may issue an unlimited amount of debt securities under the indenture, and the debt securities may be in one or more series with the same or various maturities, at par, at a premium or at a discount. Except as set forth in any prospectus supplement, we will also have the right to “reopen” a previous series of debt securities by issuing additional debt securities of such series without the consent of the holders of debt securities of the series being reopened or any other series. Any additional debt securities of the series being reopened will have the same ranking, interest rate, maturity and other terms as the previously issued debt securities of that series. These additional debt securities, together with the previously issued debt securities of that series, will constitute a single series of debt securities under the terms of the applicable indenture.

      We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and other terms of the debt securities, which will include some or all of the following:

•	the form (including whether the debt securities will be issued in global or certificated form) and title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest;

•	the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and premium and interest on, the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any conversion provisions, including the security into which the debt securities are convertible, the conversion price, the conversion period, provisions as to whether conversion will be mandatory, at the option of the holder or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion if such series of debt securities are redeemed;

•	whether the debt securities will be senior debt securities or subordinated debt securities and, if applicable, a description of the subordination terms thereof;

•	any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities; and

•	any other terms of the debt securities, which may modify, delete, supplement or add to any provision of the indenture as it applies to that series.

      We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
      If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and premium and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Transfer and Exchange
      Each debt security will be represented by either one or more global securities registered in the name of The Depositary Trust Company, as Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement.
      You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
      You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.
No Protection in the Event of a Change of Control
      Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.
Covenants
      We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.
Consolidation, Merger and Sale of Assets
      We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation or the successor person (if other than us) is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met, including any additional conditions described in the applicable prospectus supplement.

Events of Default
      Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.
      No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.
      If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.
      The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

      No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.
      Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.
      If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.
Modification and Waiver
      We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of, or premium on, or change the fixed maturity of, any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, or premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or premium or interest on, any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and premium and interest on, those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security.
      Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.
Discharging Our Obligations
      We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen, destroyed or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.
      We may discharge our obligations under the indenture or release ourselves from covenant restrictions only if, in addition to making the deposit with the trustee, we meet some specific requirements. Among other things:

•	we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law;

•	we may not have a default on the debt securities discharged on the date of deposit;

•	the discharge may not violate any of our agreements; and

•	the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.
Governing Law
      The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York.
DESCRIPTION OF CAPITAL STOCK
      Our authorized capital stock consists of:

•	30,000,000 shares of common stock, par value $0.01 per share; and

•	5,000,000 shares of preferred stock, par value $0.01 per share, of which 500,000 shares are designated as Series A Junior Participating Preferred Stock.
      The only equity securities currently outstanding are shares of common stock. As of September 1, 2005, there were 8,536,104 shares of common stock issued and outstanding.
      We currently have equity compensation plans which authorize the granting of options to purchase up to 1,200,000 shares of our common stock to selected individuals. As of September 1, 2005, there were 183,172 shares of our common stock issuable upon the exercise of options granted under the plans.
Common Stock
      Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by our stockholders. There are no cumulative voting rights with respect to the election of directors. Upon any liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share equally in all assets available for distribution after payment of all liabilities, subject to the liquidation preference of shares of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights. Our common stock is listed on the New York Stock Exchange under the symbol “TUG”.
Preferred Stock
      Pursuant to our certificate of incorporation, our board of directors may, by resolution and without further action or vote by our stockholders, provide for the issuance of up to 5,000,000 shares of preferred stock from time to time in one or more series having such voting powers, and such designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof, as the board of directors may determine.
      The issuance of preferred stock may have the effect of delaying or preventing a change in control of us without further action by our stockholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.
Rights Agreement and Series A Junior Participating Preferred Stock
      Pursuant to our stockholder rights plan, current or future holders of our common stock have the right to purchase a fraction of a share of our Series A Junior Participating Preferred Stock for each outstanding share of common stock held by them. Upon the occurrence of certain events, each right would entitle the holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $57 per share, subject to adjustment. The rights are exercisable in certain circumstances, such as when a person or group acquires 20% or more of our common stock or if the holder of 20% or more of our common stock engages in certain transactions with us. In the latter case, the right to purchase Series A Junior Participating Preferred Stock would be exercisable by each holder, but not the acquiring person, to purchase shares of our common stock at a substantial discount from the market price. Additionally, pursuant to our stockholder rights plan, if, after the date that a person has become the holder of 20% or more of our common stock, any person or group merges with us or engages in certain other transactions with us, each holder of a right, other than the acquirer, will have the right to purchase common stock of the surviving corporation at a substantial discount from the market price. These rights are subject to redemption by us in certain circumstances. These rights have no voting or dividend rights and, until exercisable, cannot trade separately from our common stock and have no dilutive effect on our earnings. This plan expires on August 1, 2012.
Foreign Ownership
      The Jones Act, a federal law, restricts United States port-to-port maritime transportation to U.S. registered vessels owned by U.S. citizens. For purposes of the Jones Act requirements, no corporation is deemed a U.S. citizen unless, among other things, no more than 25% of any class of its voting securities are owned by non-U.S. citizens.
      Our certificate of incorporation contains provisions that limit foreign ownership of our capital stock. Those provisions protect our ability to register our vessels under federal law and to operate our vessels in U.S. coastwise domestic shipping. In order to enjoy the benefits of U.S. registry and U.S. coastwise domestic shipping, we must maintain “United States citizenship” as defined in the Jones Act, as amended. Under regulations promulgated under the Jones Act, a person who qualifies as a U.S. citizen includes a corporation organized under the laws of the United States or any of its States, the president or chief executive officer and chairman of the board of directors of such corporation are each a U.S. citizen, the majority of a quorum of the board of directors is composed of U.S. citizens and the controlling interest of the corporation is owned by U.S. citizens provided that the interest owned and controlled by U.S. citizens shall be not less than 75% in the event of direct or indirect ownership by the corporation of a vessel engaging in the coastwise trade. Under the provisions of our certificate of incorporation, (i) any transfer, or attempted or purported transfer, of any shares of capital stock which would result in the ownership or control by one or more persons who is not a U.S. citizen for purposes of United States coastwise domestic shipping (as defined in the Jones Act, as amended), or an aggregate percentage of the shares of capital stock in excess of a fixed percentage which is equal to 5% less than the percentage that would prevent us from being a U.S. citizen (currently 25%) for purposes of engaging in U.S. coastwise domestic shipping and will, until such excess no longer exists, be void and ineffective, and (ii) if at any time ownership of our common stock (either of record or beneficial) by persons other than U.S. citizens exceeds the fixed percentage, we may withhold payments of dividends on such shares deemed to be in excess of the fixed percentage, may suspend voting rights of such shares and may repurchase such shares.
      Certificates representing our common stock may bear legends concerning the restrictions on ownership by persons other than U.S. citizens. In addition, our board of directors is authorized to adopt by-law provisions (i) requiring, as a condition precedent to the transfer of shares of record, representations and other proof as to the identity of existing or prospective stockholders, and (ii) establishing and maintaining a dual stock certificate system under which different forms of certificates may be used to indicate whether or not the owner thereof is a U.S. citizen.
Dividends
      Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled ratably to receive dividends, if any, declared by our board of directors out of funds legally available for the payment of dividends. The dividend policy is determined at the discretion of our board of directors. While dividends have been made quarterly in each of the last two years, there can be no assurance that the dividend will continue.
Anti-Takeover Provisions
      Our board of directors is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause and only by the affirmative vote of the holders of 75% of the then-outstanding shares of capital stock entitled to vote generally in the election of directors. Our certificate of incorporation also provides that action required or permitted to be taken by our stockholders may only be effected at an annual or special meeting of stockholders and prohibits stockholder action by less than unanimous written consent in lieu of meeting. Our stockholders are not permitted to call a special meeting or to require that the board of directors call a special meeting of stockholders.
      Our By-laws establish an advance notice procedure for the nomination of candidates for election as directors, other than by or at the direction of the board of directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders.
Anti-Takeover Effects of Delaware Law
      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholders;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
      In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by such entity or person.
PLAN OF DISTRIBUTION
      We may sell the securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	through underwriters;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.
      We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.
      We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act.
      If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. The names of these underwriters and the terms of the transaction will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent. Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities or any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against specific liabilities, including liabilities under the Securities Act.

      If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Dealers we utilize may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act.
      If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.
      The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for the solicitation of the contracts and the date in the future for the delivery of the securities.
      The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement. Any agents, underwriters or dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business, for which they will receive customary fees.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain our SEC filings from the SEC’s website at http://www.sec.gov.
      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005;

•	our Current Reports on Form 8-K filed on February 15, 2005, May 2, 2005, May 4, 2005, August 1, 2005 (Items 8.01 and 9.01), September 2, 2005, September 6, 2005, September 28, 2005 and October 13, 2005; and

•	the description of our common stock contained in the registration statement on Form 8-A filed under the Exchange Act on May 12, 1993, including any amendment or report filed for the purpose of updating such description.
      You may request a copy of these filings, at no cost, by writing or telephoning us at:
Maritrans Inc.
Two Harbour Place
302 Knights Run Avenue
Suite 1200
Tampa, Florida 33602
Telephone: 813-209-0600
Attention: Investor Relations

LEGAL MATTERS
      The validity of the securities that may be offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.
EXPERTS
      The consolidated financial statements of Maritrans Inc. incorporated by reference in Maritrans Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedule appearing therein), and Maritrans Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment is incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
      Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the securities registered hereby, other than underwriting discounts and commission, if any, incurred in connection with the sale of the securities:

Securities and Exchange Commission registration fee	$52,965
Printing	100,000
Legal fees and expenses	350,000
Accounting fees and expenses	250,000
Trustee services	100,000
Miscellaneous	75,000

Total	$927,965

Item 15.	Indemnification of Directors and Officers
      Section 145 of the Delaware General Corporation Law, or the DGCL, provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a director or officer of the corporation (or other enterprise at the direction of the corporation), under certain circumstances, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Section 145 further provides that the indemnification and advancement of expenses provided under it is not exclusive of any other rights to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
      Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.
      Paragraph ninth of our certificate of incorporation provides that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
      Article VII of our by-laws provides indemnification for authorized representatives (directors and officers and any person designated as an authorized representative by the board) in third party proceedings and indemnification for authorized representatives in corporate proceedings. The authorized representatives will be indemnified against expenses actually and reasonably incurred in connection with the defense of any third party or corporate proceedings or in the defense of any claim, issue or matter therein, to the extent such representative has been successful on the merits or otherwise in defense of any third party or corporate proceedings or in the defense of any claim, issue or matter therein.
      In addition, we are party to indemnification agreements with each of our directors and executive officers.

Item 16.	Exhibits
      The exhibits filed as part of this registration statement are as follows:

Exhibit
Number		Description

4.1		Certificate of Incorporation of the Registrant, as amended (filed with the Registrant’s Post-Effective Amendment No. 1 to Form S-4 Registration Statement No. 33-57378 dated January 26, 1993, and incorporated by reference herein).

4.2		By-Laws of the Registrant, amended and restated February 9, 1999 (filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K, dated March 30, 1999 for the fiscal year ended December 31, 1998, and incorporated by reference herein).

4.3		Rights Agreement dated as of August 1, 2002, between Maritrans Inc. and American Stock Transfer and Trust (filed as Exhibit 4 to the Registrant’s Form 8-K, dated August 1, 2002, and incorporated by reference herein).

†4	.4	Form of Indenture.

5	.1*	Opinion of Morgan, Lewis & Bockius LLP.

†12	.1	Statement Regarding the Computation of Ratio of Earnings to Fixed Charges.

23	.1*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

23	.2*	Consent of Ernst & Young, LLP.

†24	.1	Powers of Attorney (included on signature pages).

25	.1**	Statement of Eligibility and Qualification on Form T-1.

*	Filed herewith.

**	To be filed pursuant to the Trust Indenture Act of 1939, as amended.

†	Previously filed

Item 17.	Undertakings
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the

Commission by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      The undersigned hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 13th day of October, 2005.

MARITRANS INC.

By:	/s/ Jonathan P. Whitworth

Jonathan P. Whitworth
Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* William A. Smith		Non-Executive Chairman of Board of Directors	October 13, 2005

/s/ Jonathan P. Whitworth Jonathan P. Whitworth		Chief Executive Officer (Principal Executive Officer)	October 13, 2005

* Dr. Robert E. Boni		Director	October 13, 2005

* Dr. Craig E. Dorman		Director	October 13, 2005

* Frederick C. Haab		Director	October 13, 2005

* Robert J. Lichtenstein		Director	October 13, 2005

* Brent A. Stienecker		Director	October 13, 2005

/s/ Walter T. Bromfield Walter T. Bromfield		Vice President, Secretary and Chief Financial Officer (Principal Financial Officer)	October 13, 2005

/s/ Judith M. Cortina Judith M. Cortina		Director of Finance and Controller (Principal Accounting Officer)	October 13, 2005

By:	/s/ Walter T. Bromfield Walter T. Bromfield, as Attorney-in-fact

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